Exhibit 10.2
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of October 23, 2009 (the “Effective Date”), by and between PARKER DRILLING COMPANY, a Delaware corporation (the “Company”), and DAVID C. MANNON (“Executive”), an employee of the Company. The Company and Executive may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.” Defined terms shall have the meanings ascribed to them in Appendix A of the Agreement.
W I T N E S S E T H:
WHEREAS, the Company desires to secure the employment services of Executive subject to the terms and conditions hereafter set forth; and
WHEREAS, Executive is willing to enter into the Agreement upon the terms and conditions set forth;
NOW, THEREFORE, in consideration of Executive’s employment with the Company, and the mutual promises and agreements contained herein, the Parties hereto agree as follows:
1. Employment. During the Employment Period, the Company shall employ Executive, and Executive shall serve as President & Chief Executive Officer of the Company. Executive’s principal place of employment shall be at the corporate offices of the Company in Houston, Texas. Executive understands and agrees that he may be required to travel from time to time for purposes of the Company’s business.
2. Compensation. Compensation shall be paid or provided to Executive during the Employment Period as follows:
     (a) Base Salary. The Company shall pay to Executive a base salary of $630,000 per year, payable in accordance with the Company’s normal payroll schedule and procedures for its executives. Executive’s Base Salary shall be subject to at least annual review and may be increased (but not decreased without Executive’s express written consent or unless any decrease applies to Senior Officers). Nothing contained herein shall preclude the payment of any other compensation to Executive at any time.
     (b) Annual Bonus. Executive shall be eligible to participate in an annual incentive plan. The annual incentive bonus target shall be not less than 100% of Executive’s Base Salary and shall be subject to review and may be increased (but not decreased without Executive’s express written consent or unless any decrease applies to Senior Officers). Any annual incentive bonus shall be paid in a form in accordance with the terms of the applicable bonus plan as in effect from time to time, including any discretionary and performance provisions in such plan, and in no event later than the end of the year following the year for which the bonus was earned.

     (c) Long-Term Incentives. Executive shall be eligible to receive grants of long-term incentives, such as stock options, stock appreciation rights, restricted stock, rights to acquire stock or other securities of the Company or cash, all as commensurate with his position, and to the extent permitted by and in accordance with the terms of the Company’s long-term incentive plan or plans as in effect from time to time.
3. Duties and Responsibilities of Executive. Executive shall have responsibilities, duties and authorities reasonably accorded to, expected of, and consistent with Executive’s position as President & Chief Executive Officer. During the Employment Period, Executive shall devote his full business time and attention to the Company’s business and shall promote its success and shall perform the duties and responsibilities assigned to him by the Reporting Authority from time to time to the best of his ability and with reasonable diligence, with the primary duties and responsibilities as of the date of this Agreement as set forth in Section 1 of Appendix B of the Agreement. This Section 3 shall not be construed as preventing Executive from (a) serving on advisory committees or boards with the written permission of the Reporting Authority, such permission not to be unreasonably withheld or delayed; (b) engaging in reasonable volunteer services for charitable, educational or civic organizations; (c) managing his personal investments in a form or manner that will not require Executive’s services in the operation of the entities in which such investments are made; or (d) serving in such capacities as set forth in Section 2 of Appendix B of the Agreement. In any event, no such activity shall conflict with Executive’s loyalties and duties to the Company nor his ability to fulfill his duties and responsibilities hereunder. Executive shall at all times endeavor to in good faith comply with laws applicable to Executive’s actions on behalf of the Company and its Affiliates.
4. Term of Employment. Executive’s initial term of employment with the Company under the Agreement shall be for the period from the Effective Date through December 31, 2011 (the “Initial Term of Employment”). Thereafter, the Initial Term of Employment shall be automatically extended repetitively for an additional one-year period commencing on January 1, 2012, and each anniversary thereof, unless notice is given by either the Company or Executive to the other Party at least 90 days prior to the end of the Initial Term of Employment, or any one-year extension thereof, as applicable, that the term of employment will not be renewed. The Initial Term of Employment and any extension of the Initial Term of Employment hereunder shall each be referred to herein as a “Term of Employment.” The Term of Employment shall also be extended upon a Change in Control as provided in Section 7, but shall not thereafter be extended under this Section 4. The Term of Employment shall automatically end in the event of the death or Disability of Executive. The Company and Executive shall each have the right to give Notice of Termination (pursuant to Section 8) at will, with or without cause, at any time, subject however to the terms and conditions of the Agreement regarding the rights and duties of the Parties upon termination of employment. The period from the Effective Date through the earlier of the date of Executive’s termination of employment for whatever reason or the end of the Term of Employment shall be referred to herein as the “Employment Period.”

5. Benefits. Subject to the terms and conditions of the Agreement, Executive shall be entitled to the following:
     (a) Ongoing Benefits. During the Employment Period, Executive shall be entitled to the following:
          (1) Reimbursement of Expenses. The Company shall pay or reimburse Executive for all reasonable travel, entertainment and other expenses paid or incurred by Executive in the performance of his duties hereunder. The Company shall also provide Executive with suitable office space, including staff support.
          (2) Other Employee Benefits. Executive shall be eligible to participate in any pension, retirement, 401(k), and profit-sharing, non-qualified deferred compensation and other group retirement plans or programs of the Company, to the same extent as available to Senior Officers under the terms of such plans or programs. Executive shall also be entitled to participate in any medical, dental, life, accident, disability and other group insurance plans or programs of the Company, to the same extent as available to Senior Officers under the terms of such plans or programs. The Company shall maintain (i) $3,000,000 of insurance on the life of Executive with proceeds payable to the Designated Beneficiary and (ii) $3,000,000 of long-term disability insurance with proceeds payable to Executive (the “Disability Insurance”). The premiums for the foregoing life insurance shall be included by the Company in the gross income of Executive. The premiums for the Disability Insurance shall not be included by the Company in the gross income of Executive. To the extent Executive receives long term disability payments as a result of any long-term disability benefits otherwise provided by the Company (excluding any salary continuation plan) (“Other LTD Benefits”), and Executive receives the $3,000,000 in proceeds under the Disability Insurance, Executive shall repay to the Company all amounts received by Executive pursuant to any Other LTD Benefits, less any taxes payable by Executive on such amounts (calculated at the highest marginal tax rate paid by Executive). Executive hereby consents to the Company procuring insurance on his life and disability insurance, for this purpose or otherwise, and agrees to take any action reasonably necessary for such procurement, including physical examination.
          (3) Paid Time Off. Executive shall be entitled to the number of hours of paid time off each year that is accorded under the Company’s paid time policy for other employees of the Company of the same level, but not less than 200 hours of paid time off annually.
     (b) Payments Upon Termination. Upon termination of employment during the Term of Employment and without requirement of execution of a Waiver and Release, Executive shall be entitled to the following minimum payments, in addition to any other payments or benefits he is entitled to receive under the terms of the Agreement and any employee benefit plan or program;
          (1) his accrued but unpaid Base Salary through his Termination Date;

          (2) his unpaid vacation pay for that year which has accrued through his Termination Date; and
          (3) business expenses reimbursed in accordance with the Company’s normal procedures.
Any such salary and accrued vacation pay shall be paid to Executive in a cash lump sum within five business days following the Termination Date.
6. Severance Benefits Upon Certain Terminations Prior to a Change in Control. Except in the event of termination of Executive’s employment (i) due to Executive’s death or Disability, (ii) due to Executive’s voluntary resignation or termination, in either case without Good Reason, (iii) by the Company for Cause, or (iv) after a Change in Control under the circumstances and within the time limits provided in Section 7, and subject to the Waiver and Release requirement described in Section 6(d) and the forfeiture provision in Section 16, Executive’s right to compensation and benefits for periods after the Termination Date shall be determined in accordance with this Section 6, as follows:
     (a) Cash Payments. In the event that during the Term of Employment, (i) Executive’s employment is terminated by the Company for any reason other than Cause, or (ii) Executive terminates his own employment hereunder for Good Reason, then in either such event under clause (i) or (ii), the following cash payments shall be provided to Executive or, in the event of his death before receiving such benefits, to his Designated Beneficiary following his death:
          (1) the Company shall pay to Executive as additional compensation (the “Additional Payment”), an amount which is equal to “Total Cash” (defined below) multiplied by two (the “Severance Multiplier”). “Total Cash” means the greater of (x) or (y), where (x) equals the greater of Executive’s Base Salary as in effect on the date Notice of Termination is given or on the date immediately prior to his Termination Date plus Executive’s current annual incentive target bonus; and (y) equals the sum of Executive’s highest Base Salary paid and highest annual incentive bonus earned with respect to any of the three calendar years immediately preceding the year containing the Termination Date. For clauses (x) and (y) of this definition: (a) the calculation of the annual bonus of Executive shall include a calendar year during which Executive was employed by the Company and a participant in a bonus or incentive cash compensation plan even if Executive did not earn any bonus or incentive cash compensation for that calendar year and (b) the “target bonus” for Executive for the calendar year of the Company in which the Termination Date occurs shall be the amount identified in Section 2(b) as the “target”, subject to adjustment as provided in Section 2(b); the Additional Payment shall be paid to Executive in a cash lump sum payment on the 60th day following the Termination Date, but only if the Waiver and Release has been timely executed and returned and the revocation period has expired;
          (2) a portion of his annual incentive bonus equal to the annual incentive bonus as provided in Section 2(b) based on actual performance, multiplied by a fraction, the numerator of which equals the number of days from the commencement of the year in which such termination occurs through the Termination Date, and the denominator of which equals 365; any such annual incentive bonus shall be paid in a cash lump sum on the normal bonus payment date for other Company executives whose employment has continued, and in no event later than the end of the year following the year in which the Termination Date occurs, but only if the Waiver and Release has been timely executed and returned and the revocation period has expired;
          (3) if his Termination Date occurs after the end of the Company’s fiscal year and prior to the payment of his annual incentive bonus for such year, the same annual incentive bonus to which he would have been entitled had his employment continued through the normal bonus payment date, if any; such annual incentive bonus shall be paid in a cash lump sum on the normal bonus payment date for Senior Officers whose employment has continued, and in no event later than the end of the year in which the Termination Date occurs, but only if the Waiver and Release has been timely executed and returned and the revocation period has expired; and
          (4) his Base Salary for the period commencing on the day after his Termination Date and ending on the last day of the month in which the Termination Date occurs; any such amount shall be paid to Executive in a cash lump sum payment on the 60th day following the Termination Date, but only if the Waiver and Release has been timely executed and returned and the revocation period has expired.
     (b) Health and Dental Coverage.
          (1) The Company shall provide to Executive and his covered dependents, if any, coverage as in effect for Executive on the date immediately prior to the Termination Date under the Company’s group health plan and group dental plan for a period of 24 months following the Termination Date; provided, however, Executive and his covered dependents, if any, shall not be required to pay any portion of the premium cost to retain such coverages except that the cost of such coverages will be imputed as income and reported as wages to Executive in the event that Company maintains a self-funded group health plan and/or group dental plan and such Company-provided coverage would otherwise be discriminatory within the meaning of Code Section 105(h). In all other respects shall be treated the same as other participants under the terms of such plans.
          (2) Thereafter, Executive and his covered dependents, if any, shall be entitled to elect continuation coverage under such plans pursuant to COBRA and the Company’s procedures for COBRA administration (“COBRA Coverage”). In the event that COBRA coverage is elected, (i) the COBRA time period shall not be reduced by the post-termination continuation coverage provided pursuant to Section 6(b)(1) and (ii) Executive (and his covered dependents, if any) must pay the full COBRA premium rates as effective during the COBRA Coverage period. (In the event Executive does not satisfy the Waiver and Release requirement, he and his covered dependents, if any, shall be entitled to only COBRA Coverage after his Termination Date.)

          (3) In the event of any change to the group health plan or group dental plan following the Termination Date, Executive shall be treated consistently with Senior Officers of the Company (or its successor) with respect to the terms and conditions of coverage and other substantive provisions of the plan; provided, however, no participant contributions shall be required from Executive (and his covered dependents, if any) unless COBRA Coverage is in effect. Notwithstanding the foregoing provisions of this Section 6(b)(3), the coverage of Executive (and his dependents, if any) under such health and/or dental plans maintained by the Company shall terminate in the event that Executive becomes employed by another for-profit employer which maintains a group health plan or plans for its employees providing group health coverage or group dental coverage, as applicable; provided, however, any COBRA Coverage shall not be terminated unless and until permitted under COBRA. For purposes of the preceding sentence, (i) the coverage of Executive (and his dependents, if any) under the health and/or dental plans maintained by the Company shall not terminate until Executive becomes eligible to participate in such group health and group dental coverage of another for-profit employer and (ii) personal coverage obtained by Executive other than through employment or coverage available by reason of Executive’s performance of services as an independent contractor shall not be considered.
          (4) The Company-provided coverage and the COBRA Coverage above shall be provided in a manner that is intended to either comply with Code Section 409A or satisfy an exception to Code Section 409A, and therefore not be treated as an arrangement providing for nonqualified deferred compensation that is subject to taxation under Code Section 409A, as determined by the Company in its discretion, including (1) providing such benefits on a nontaxable basis to Executive, (2) providing for the reimbursement of covered expenses incurred during the time period during which Executive would be entitled to continuation coverage under a group health plan of the Company in accordance with Code Section 4980B (i.e., COBRA Coverage), (3) providing that such benefits constitute the reimbursement or provision of in-kind benefits payable at a specified time or pursuant to a fixed schedule as permitted under Code Section 409A and the authoritative guidance thereunder, and/or (4) such other manner as determined by the Company in compliance with Code Section 409A.
     (c) No Benefits. In the event that (i) Executive voluntarily resigns or otherwise voluntarily terminates his own employment at any time, in either case without Good Reason, (ii) his employment is terminated by the Company for Cause, or (iii) his employment is terminated due to his death or Disability, then the Company shall have no obligation to provide any severance benefits under Section 6(a) or Section 6(b)(1). In any such event, Executive and his covered dependents, if any, shall be entitled to only COBRA Coverage after his Termination Date.
     (d) Waiver and Release. Notwithstanding any provision of the Agreement to the contrary, in order to receive the severance benefits payable under any of Section 6(a) Section 6(b)(1), or Section 7, as applicable, Executive must first execute an appropriate waiver and release agreement (substantially in the form attached hereto as Appendix C) (the “Waiver and Release”) whereby Executive agrees to release and waive, in return for such severance benefits, any claims that he may have against the Company including, without limitation for unlawful discrimination (including, without limitation, any claims for discrimination under any federal or state statute or regulation); provided, however, such Waiver and Release shall not release any claim or cause of action by or on behalf of Executive for any payment or vested benefit that is due under either the Agreement or any employee benefit plan or program of the Company until fully paid prior to the receipt thereof. Executive shall have 21 days after receipt of the Waiver and Release to consider and timely execute and return it to the Company. After return, Executive shall have an additional seven days in which he can revoke the Waiver and Release; thereafter, the Waiver and Release shall be irrevocable. The Company shall provide the Waiver and Release to Executive no later than five days after his Termination Date. If the Waiver and Release is not timely executed and returned, or it is revoked within the seven-day revocation period, no benefits shall be paid under any of Section 6(a), Section 6(b)(1), Section 7, or Section 42.
     (e) No Duplication. The severance payments provided under the Agreement shall supersede and replace any severance payments under any severance pay plan that the Company or any Affiliate maintains for employees generally. Notwithstanding the preceding sentence, in the event that a severance payment under the Agreement would constitute a change in the form or timing of payment under Code Section 409A of any severance benefit otherwise payable to Executive under any other plan or other arrangement, then the portion of the severance payment payable under the Agreement that is equal to the amount payable under such other severance arrangement shall be paid in the form, and at the time, applicable under such other severance arrangement and, in such event, any excess severance payment as determined under the Agreement shall be paid in the time and form as specified in the Agreement.
7. Severance Benefits Upon Certain Terminations Following a Change in Control. Except in the event of termination of Executive’s employment (i) due to Executive’s death or Disability, (ii) due to Executive’s voluntary resignation or termination, in either case without Good Reason, (iii) by the Company for Cause, or (iv) prior to a Change in Control under the circumstances and within the time limits provided in Section 6, and subject to the Waiver and Release requirement described in Section 6(d) and the forfeiture provision in Section 16, Executive’s right to compensation and benefits for periods after the Termination Date and after a Change in Control shall be determined in accordance with this Section 7, as follows:
     (a) The provisions of this Section 7 shall not apply unless (a) there shall have been a Change in Control during the Term of Employment, and (b) Executive’s employment with the Company shall have been terminated for any reason other than Cause by the Company within two years after the date of such Change in Control, or Executive shall have terminated his employment from the Company for Good Reason within two years after the date of such Change in Control. Upon the occurrence of a Change in Control, the Term of Employment shall automatically be extended so that it expires on the second anniversary of the Change in Control.
     (b) If the Company terminates Executive’s employment with the Company for any reason other than Cause, or if Executive terminates his employment with the

Company for Good Reason prior to the second anniversary of a Change in Control, then Executive’s severance benefits shall be determined in accordance with the provisions of Section 6, after taking into account the modifications in this Section 7, as follows:
          (1) the Severance Multiplier for purposes of determining the amount of the Additional Payment under Section 6(a)(1) shall be three; such Additional Payment shall be paid to Executive in a lump sum cash payment on the 60th day following the Termination Date, but only if the Waiver and Release has been timely executed and returned and the revocation period has expired;
          (2) a portion of his annual incentive bonus equal to the annual incentive bonus as provided in Section 2(b) based on actual performance, multiplied by a fraction, the numerator of which equals the number of days from the commencement of the year in which such termination occurs through the Termination Date, and the denominator of which equals 365; any such annual incentive bonus shall be paid in a cash lump sum on the normal bonus payment date for other Company executives whose employment has continued, and in no event later than the end of the year following the year in which the Termination Date occurs, but only if the Waiver and Release has been timely executed and returned and the revocation period has expired;
          (3) if his Termination Date occurs after the end of the Company’s fiscal year and prior to the payment of his annual incentive bonus for such year, the same annual incentive bonus to which he would have been entitled had his employment continued through the normal bonus payment date, if any; such annual incentive bonus shall be paid in a cash lump sum on the normal bonus payment date for other Company executives whose employment has continued, and in no event later than the end of the year in which the Termination Date occurs, but only if the Waiver and Release has been timely executed and returned and the revocation period has expired;
          (4) his Base Salary for the period commencing on the day after his Termination Date and ending on the last day of the month in which the Termination Date occurs; any such amount shall be paid to Executive in a lump sum cash payment on the 60th day following the Termination Date, but only if the Waiver and Release has been timely executed and returned and the revocation period has expired;
          (5) group health and dental benefits under Section 6(b)(1) shall be provided for 36 months from the Termination Date, provided Executive complies with the otherwise applicable requirements of Section 6 (such benefits described in this Section 7(b)(5) herein referred to as “Continuation Coverage”);
          (6) the Continuation Coverage shall be provided in a manner that is intended to either comply with Code Section 409A or satisfy an exception to Code Section 409A, and therefore not treated as an arrangement providing for nonqualified deferred compensation that is subject to taxation under Code Section 409A, as determined by the Company in its discretion, including (1) providing such benefits on a nontaxable basis to Executive, (2) in the case of group health and dental benefits, providing for the reimbursement of covered expenses incurred during the time period during which Executive would be entitled to continuation coverage under a group health plan of the Company in accordance with Code Section 4980B (i.e., COBRA coverage), (3) providing that such benefits constitute the reimbursement or provision of in-kind benefits payable at a specified time or pursuant to a fixed schedule as permitted under Code Section 409A and the authoritative guidance thereunder, and/or (4) such other manner as determined by the Company in compliance with Code Section 409A;
          (7) In determining whether Executive has Good Reason to terminate his employment with the Company following a Change in Control, there shall also be treated as events of Good Reason:
               (A) the events described in clause D of the definition of Good Reason without regard to whether such changes apply to Senior Officers on the same basis;
               (B) the taking of any action by the Company which would adversely affect Executive’s participation in or materially reduce his benefits under or deprive Executive of any material fringe benefit enjoyed by him at the time of a Change in Control, or the failure by the Company to provide Executive with the number of hours of paid time off to which he was entitled in accordance with the Company policies in effect at the time of a Change in Control;
               (C) any loss of significant authority, power or control over that exercised by Executive immediately prior to the Change in Control (including a change in superior to whom Executive reports);
               (D) if the Company becomes a division, a wholly or majority-owned subsidiary or other similar captive entity of another person or entity or combination thereof (i.e. of a “parent”); and if Executive is not placed in the identical or equivalent position within the parent person or entity, then such occurrence will be deemed to be an assignment of duties materially inconsistent with Executive’s position as described above thereby constituting Good Reason; and
               (E) any failure by the Company to continue in effect any plan or arrangement to receive securities of the Company (including any plan or arrangement to receive and exercise stock options, stock appreciation rights, restricted stock or grants thereof or to acquire stock or other securities of the Company) in which Executive is participating at the time of a Change in Control (unless substitute plans or arrangements are implemented and continued providing Executive with substantially similar benefits with respect to the Company’s successor after a Change in Control) (hereinafter referred to as “Securities Plans”) or the taking of any action by the Company which would adversely affect Executive’s participation in or materially reduce his benefits under any such Securities Plan.
     (c) Expenses. The Company shall pay to Executive all reasonable legal fees and expenses incurred by him as a result of the termination of his employment after a Change in Control other than by the Company for Cause or by reason of death incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by Section 7 of the Agreement, provided Executive establishes that his termination was covered by the provisions of this Section 7. Such reimbursements or payments shall be made upon Executive’s substantiation of such legal expenses; provided, however, that in no event shall reimbursement be made later than the end of the year following the year in which Executive incurs the expenses.
     (d) No Benefits. In the event that (i) Executive voluntarily resigns or otherwise voluntarily terminates his own employment at any time, in either case without Good Reason, (ii) his employment is terminated by the Company for Cause or (iii) his employment is terminated due to his death or Disability, then the Company shall have no obligation to provide any severance benefits under Section 7. In any such event, Executive and his covered dependents, if any, shall be entitled to only COBRA Coverage after his Termination Date.
     (e) Legal Fees and Dispute Resolution. In the event that following a Change in Control the employment of Executive is terminated for Cause for a reason set out in Section 39, the Company will advance reasonable legal fees to Executive in the event Executive contests such termination for Cause. Notwithstanding the provisions of Section 28 otherwise requiring arbitration, Executive may at his election contest whether Cause exists by means of litigation but only in courts within Houston, Harris County, Texas. No legal fees are to be advanced to cover the costs of Executive’s presentation of the matter to the Board as described in Section 39. Executive shall prepare a written estimate of legal fees expected to be incurred in the following 90 days and submit same to the Company; such estimated amount shall be paid by the Company to Executive within 10 days of receipt of the written estimate. At the end of the 90 days, and each 90 days thereafter, Executive shall prepare and submit a subsequent written estimate and copies of paid invoices for legal services rendered during such 90-day period; such subsequent estimate shall include an offset in the event estimated fees for the preceding 90-day period exceeded actual fees incurred. The Company agrees to pay such subsequent estimates within 10 days of receipt of same. Within 10 days of resolution of the matter, Executive will submit an appropriate accounting of actual and estimated expenses and refund to the Company any amount by which the estimated fees exceeded the actual fees incurred. Unless the Executive substantially prevails in the matter, Executive will reimburse the Company for all amounts advanced hereunder within 10 days of resolution of the matter.
8. Notice of Termination. Any termination by the Company or Executive of his employment from the Company shall be communicated by Notice of Termination to the other Party hereto. For purposes of the Agreement, the term “Notice of Termination” means a written notice which indicates the specific termination provision of the Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

9. Mitigation. Executive shall not be required to mitigate the amount of any payment provided for under the Agreement by seeking other employment or in any other manner.
10. Confidential Information.
     (a) Access to Confidential Information and Specialized Training. In connection with his employment and continuing on an ongoing basis during employment, the Company agrees to give Executive access to Confidential Information (as defined below) (including, without limitation, Confidential Information of the Company’s Affiliates and subsidiaries), which Executive did not have access to or knowledge of before Executive’s employment with the Company. Executive acknowledges and agrees that, as between the Parties, all Confidential Information is and shall remain the exclusive property of the Company and that all Confidential Information is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. Executive further acknowledges and agrees that Executive shall preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information may constitute “trade secrets” under applicable laws and, that unauthorized disclosure or unauthorized use of the Company’s Confidential Information would irreparably injure the Company.
The Company agrees to provide Executive with initial and ongoing Specialized Training, which Executive does not have access to or knowledge of before the execution of the Agreement, and the Company agrees to continue providing such Specialized Training on an ongoing basis during employment. “Specialized Training” includes the training the Company provides to Executive that is unique to its business and enhances Executive’s ability to perform his job duties effectively, which includes, without limitation, orientation training; sales methods/techniques training; operation methods training; and computer and systems training.
     (b) Agreement Not to Use or Disclose Confidential Information. Both during the term of Executive’s employment and after the termination of Executive’s employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Executive. Executive shall not, at any time (either during or after the term of Executive’s employment), disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties), without the prior written consent of the Board, or permit any other person in the Executive’s immediate family (which shall mean the spouse and children of the Executive) to do so; provided, however, Executive may make such disclosures to third parties where the disclosure is made during the Employment Period to third parties who have executed confidentiality agreements acceptable to the Company. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). The

Agreement applies to all Confidential Information, whether now known or later to become known to Executive.
     (c) Agreement to Refrain from Derogatory Statements. Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about the Company or any of its Affiliates’ directors, officers, employees, agents, investors or representatives that are untruthful and harmful to the business interest or reputation of the Company or any of its Affiliates; or that disclose private or confidential information about the Company or any of its Affiliates’ business affairs, directors, officers, employees, agents, investors or representatives; or that constitute an intrusion into the seclusion or private lives of the Company or any of its Affiliates’ directors, officers, employees, agents, investors or representatives; or that give rise to negative publicity about the private lives of such directors, officers, employees, agents, investors or representatives; or that place such directors, officers, employees, agents, investors or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of such directors, officers, employees, agents, investors or representatives. A violation or threatened violation of this prohibition may be enjoined. This Section does not apply to communications with regulatory authorities or other communications protected or required by law. The Company shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Executive that are untruthful and harmful to the business interest or reputation of Executive.
     (d) Definition of Confidential Information. As used in the Agreement, the term “Confidential Information” shall mean any information or material known to or used by or for the Company or an Affiliate (whether or not owned or developed by the Company or an Affiliate and whether or not developed by Executive) that is not generally known to any person not employed by or acting as a director or consultant to the Company or its Affiliates. Confidential Information includes, but is not limited to, the following: all trade secrets of the Company or an Affiliate; all non-public information that the Company or an Affiliate has marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all non-public information concerning the Company’s or Affiliate’s products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all business records and plans; all personnel files; all financial information of or concerning the Company or an Affiliate; all information relating to the Company’s operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Company or an Affiliate; all computer hardware or software manuals of the Company or an Affiliate; all Company or Affiliate training or instruction manuals; and all Company or Affiliate data and all computer system passwords and user codes.

11. Duty to Return Company Documents and Property. Upon the termination of Executive’s employment with the Company, for any reason whatsoever, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company, relating to its business or containing Confidential Information, in Executive’s possession, whether prepared by Executive or others. If at any time after the Employment Period, Executive determines that he has any Confidential Information in his possession or control, Executive shall immediately return to the Company all such Confidential Information in his possession or control, including all copies and portions thereof.
12. Employee Developments.
     (a) Assignment of Employee Developments. Executive hereby assigns to the Company, without additional compensation, all right, title and interest Executive has in and to any Employee Developments. If copyright protection is available for any Employee Development, such Employee Development will be considered a “work for hire” as that term is defined under copyright law and will be the exclusive property of the Company.
     (b) Executive Duties. During and after Executive’s employment with the Company, Executive shall, without additional compensation: (i) promptly disclose to the Company any Employee Development, specifically identifying any inventions, improvements or other portions of the Employee Development that are potential patentable or susceptible to protection as a trade secret; (ii) execute and deliver any and all applications, assignments, documents, and other instruments that the Company shall deem necessary to protect the right, title and interest of the Company or its designee in or to any Employee Development; (iii) reasonably cooperate and assist in providing information for making and completing regulatory and other filings in connection with any Employee Development; (iv) reasonably cooperate and assist in providing information for or participating in any action, threatened action, or considered action relating to any Employee Development; and (v) take any and all other actions as the Company may otherwise require with respect to any Employee Development.
     (c) Third Party Obligations. Executive acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding development-related work made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company.
     (d) Definition of Employee Developments. As used in this Agreement, the term “Employee Developments” shall mean all inventions, ideas, and discoveries (whether patentable or not), designs, products, processes, procedures, methods, developments, formulae, techniques, analyses, drawings, notes, documents, information, materials, and improvements, including, but not limited to, computer programs and related documentation, and all intellectual property rights therein, made, conceived, developed, or prepared, in whole or in part, by Executive during the course of employment with the Company, alone or with others, whether or not during work hours or on Company’s premises, which are (i) within the scope of business operations of Company, or a reasonable or contemplated expansion thereof, (ii) related to any Company or Affiliate work or project, present, past or contemplated, (iii) created with the aid of Company’s materials, equipment, facilities or personnel, or (iv) based upon information to which Executive has access as a result of or in connection with his employment with Company. Executive recognizes that all ideas, inventions, and discoveries of the type described in this Section 12(d), conceived or made by Executive alone or with others within one year after termination of employment (voluntary or otherwise), are likely to have been conceived in significant part either while employed by the Company or as a direct result of knowledge Executive had of proprietary information or Confidential Information. Accordingly, Executive agrees that such ideas, inventions or discoveries shall be presumed to have been conceived during his employment with the Company, unless and until the contrary is clearly established by Executive, and shall be treated as Employee Developments hereunder.
13. Non-Solicitation Restriction. To protect the Confidential Information, and in the event of Executive’s termination of employment for any reason whatsoever, whether by Executive or the Company, it is necessary to enter into the following restrictive covenants, which are ancillary to the enforceable promises between the Company and Executive in Sections 10 through 12 of the Agreement. Executive hereby covenants and agrees that he will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the Company or an Affiliate, solicit business, or attempt to solicit business, in products or services competitive with any products or services sold (or offered for sale) by the Company or any Affiliate, from the Company’s or Affiliate’s customers or prospective customer, or those individuals or entities with whom the Company or Affiliate did business during the Employment Period, including, without limitation, the Company’s or Affiliate’s prospective or potential customers. Subject to Section 17, the prohibition set forth in this Section 13 shall remain in effect for a period of one year from the Termination Date for whatever reason.
14. Non-Competition Restriction. Executive hereby covenants and agrees that during his employment with the Company or any of its Affiliates, and for a period of one year following the Termination Date, Executive will not, without the prior written consent of the Board, participate in any capacity in which Executive would perform any duties similar to those performed while at the Company or an Affiliate, directly or indirectly (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee, beneficiary, or in any other capacity), with any Competitor; provided, however, Executive shall not be deemed to be participating with a Competitor solely by virtue of his ownership or not more than one percent (1%) of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market.  For purposes of this Agreement, “Competitor” means an individual, partnership, firm, corporation or other business organization or entity that materially competes with a significant business owned or operated by the Company or one of its Affiliates.
15. Non-Recruitment Restriction. Executive agrees that during his employment with the Company or any of its Affiliates, and for a period of one year from the Termination Date for whatever reason, Executive will not, either directly or indirectly, or by acting in concert with others, solicit or influence any employee of the Company or any Affiliate to terminate or reduce his or her employment with the Company or any Affiliate. In the event any such employee shall take such action after communicating with Executive at a time when Executive is no longer employed by the Company, a presumption of recruitment shall apply unless Executive conclusively demonstrates to the contrary.
16. Forfeiture of Severance Payment. A “Forfeiture Event” for purposes of the Agreement will occur if (a) Executive violates any of the covenants or restrictions contained in Sections 13 through 15, or (b) the Company learns of facts within two years following Executive’s Termination Date that, if had been known by the Reporting Authority as of the Termination Date, would have resulted in the termination of Executive’s employment hereunder for Cause. In the event of a Forfeiture Event, within 30 days of being notified by the Company in writing of the Forfeiture Event, Executive shall pay to the Company the full the amount of the severance payment received by Executive pursuant to Section 6(a)(1), or such lesser amount as shall be determined to be the maximum reasonable and enforceable amount by a court or arbitrator. The provisions of this Section 16 are in addition to any forfeiture provisions of other Company plans, programs or agreements applicable to the Executive. Executive specifically recognizes and affirms that this Section 16 is a material part of the Agreement without which the Company would not have entered into the Agreement. Executive further covenants and agrees that should all or any part or application of this Section 16 be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction or arbitrator in an action between Executive and the Company, then Executive shall promptly pay to the Company the amount of the severance payment received by Executive pursuant to Section 6(a)(1), or such lesser amount as shall be determined to be the maximum reasonable and enforceable amount by a court or arbitrator, as applicable.
17. Tolling. If Executive violates any of the restrictions contained in Sections 10 through 16, the restrictive period will be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the Company’s reasonable satisfaction.
18. Reformation. If a court or arbitrator concludes that any time period or the geographic area specified in any restrictive covenant in Sections 10 through 16 is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad portion, or both, so that the restrictions shall be enforced in the geographic area and for the time to the full extent permitted by law.

19. Conflicts of Interest. In keeping with his fiduciary duties to the Company, Executive hereby agrees that he shall not become involved in a conflict of interest, or upon discovery thereof, allow such a conflict to continue at any time during the Employment Period. Moreover, Executive agrees that he shall immediately disclose to the Reporting Authority any known facts which might involve a conflict of interest of which the Reporting Authority is not aware.
Executive and the Company recognize and acknowledge that it is not possible to provide an exhaustive list of actions or interests which may constitute a “conflict of interest.” Moreover, the Company and Executive recognize there are many borderline situations. In some instances, full disclosure of facts by Executive to the Reporting Authority may be all that is necessary to enable the Company to protect its interests. In others, if no improper motivation appears to exist and the Company’s interests have not demonstrably suffered, prompt elimination of the outside interest may suffice. In egregious and material instances it may be necessary for the Company to terminate Executive’s employment for Cause; provided, however, Executive cannot be terminated for Cause hereunder unless the Company first provides Executive with notice and a reasonable opportunity to cure such conflict of interest pursuant to the same procedures as set forth in clause (E) of the definition of Cause.
Executive hereby agrees that any interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest could adversely affect the Company or any Affiliate, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Executive would or might arise, and which should be reported to the Reporting Authority, include, but are not limited to, any of the following:
     (a) Ownership of more than a de minimis interest in any lender, supplier, contractor, customer or other entity with which Company or any Affiliate does business;
     (b) Intentional misuse of information, property or facilities to which Executive has access in a manner which is demonstrably and materially injurious to the interests of the Company or any Affiliate, including its business, reputation or goodwill; or
     (c) Materially trading in products or services connected with products or services designed or marketed by or for the Company or any Affiliate.
20. Remedies. Executive acknowledges that the restrictions contained in Sections 10 through 19, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, and that any violation of the Agreement would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Executive of any provision of Sections 10 through 19, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in the Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. These covenants and disclosures shall each be construed as independent of any other provisions in the Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on the Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.
21. Withholdings: Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to the Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal employee deductions made with respect to the Company’s employees generally, and (c) any advances made to Executive and owed to the Company.
22. Nonalienation. The right to receive payments under the Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Executive, his dependents or beneficiaries, or to any other person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.
23. Incompetent or Minor Payees. Should the Reporting Authority determine, in its discretion, that any person to whom any payment is payable under the Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder, notwithstanding any other provision of the Agreement to the contrary, may be made in any one or more of the following ways: (a) directly to such minor or person; (b) to the legal guardian or other duly appointed personal representative of the person or estate of such minor or person; or (c) to such adult or adults as have, in the good faith knowledge of the Reporting Authority, assumed custody and support of such minor or person; and any payment so made shall constitute full and complete discharge of any liability under the Agreement in respect to the amount paid.
24. Indemnification. THE COMPANY SHALL, TO THE FULL EXTENT PERMITTED BY LAW, INDEMNIFY AND HOLD HARMLESS EXECUTIVE FROM AND AGAINST ANY AND ALL LIABILITY, COSTS AND DAMAGES ARISING FROM HIS SERVICE AS AN EMPLOYEE, OFFICER OR DIRECTOR OF THE COMPANY OR ITS AFFILIATES, SPECIFICALLY INCLUDING LIABILITY, COSTS AND DAMAGES THAT ARISE IN WHOLE OR IN PART FROM ANY NEGLIGENCE OR ALLEGED NEGLIGENCE OF EXECUTIVE, EXCEPT, HOWEVER, TO THE EXTENT THAT ANY SUCH LIABILITY, COST OR DAMAGE RESULTED FROM AN ACT OR OMISSION BY EXECUTIVE THAT CONSTITUTES GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON HIS PART. Executive shall also be provided directors’ and officers’ liability insurance and any contractual indemnification provided to Senior Officers at any given time. To the full extent permitted by Delaware law, the Company shall retain counsel to defend Executive, or shall advance legal fees and expenses to Executive for counsel selected by Executive, in connection with any litigation or proceeding related to his service as an employee, officer and director of the Company or any Affiliate within 20 days after receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. This Section 24 shall be in addition to, and shall not limit in any way, the rights of Executive to any other indemnification from the Company, as a matter of law, contract or otherwise.
25. Severability. It is the desire of the parties hereto that the Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 28), the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of the Agreement. The Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.
26. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The masculine gender is intended to include the feminine gender.
27. Choice of Law. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.
28. Arbitration. Subject to Section 20, any dispute or other controversy other than as provided in Section 7(e) (hereafter a “Dispute”) arising under or in connection with the Agreement, whether in contract, in tort, statutory or otherwise, shall be finally and solely resolved by binding arbitration in Harris County, Texas, administered by the American Arbitration Association (the “AAA”) in accordance with the Commercial Dispute Resolution Rules of the AAA, this Section 28 and, to the maximum extent applicable, the Federal Arbitration Act. Such arbitration shall be conducted by a single arbitrator (the “Arbitrator”). If the parties cannot agree on the choice of an Arbitrator within 30 days after the Dispute has been filed with the AAA, then the Arbitrator shall be selected pursuant to the Employment Dispute Resolution Rules of the AAA. The Arbitrator may proceed to an award notwithstanding the failure of any party to participate in such proceedings. The prevailing party in the arbitration proceeding may be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration in such amount, if any, as determined by the Arbitrator in his discretion. The costs of the arbitration shall be borne equally by the parties unless otherwise determined by the Arbitrator in his discretion.
To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. The Arbitrator may allow discovery in its discretion but shall be mindful of the Parties’ goal of settling disputes in the most efficient manner possible. The Arbitrator shall be empowered to impose sanctions and to take such other actions as the Arbitrator deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law which cannot be waived.
The award of the Arbitrator shall be (a) the sole and exclusive remedy of the parties, and (b) final and binding on the parties hereto except for any appeals provided by the Federal Arbitration Act. Only the district courts of Texas shall have jurisdiction to enter a judgment upon any award rendered by the Arbitrator, and the parties hereby consent to the personal jurisdiction of such courts and waive any objection that such forum is inconvenient. This Section 28 shall not preclude (i) the parties at any time from agreeing to pursue non-binding mediation of the Dispute prior to arbitration hereunder or (ii) the Company from pursuing the remedies available under Section 20 in any court of competent jurisdiction.
29. Binding Effect: Third Party Beneficiaries. The Agreement shall be binding upon and inure to the benefit of the parties hereto, and to their respective heirs, executors, beneficiaries, personal representatives, successors and permitted assigns hereunder, but otherwise the Agreement shall not be for the benefit of any third parties.
30. Entire Agreement; Amendment and Termination. The Agreement contains the entire agreement of the parties with respect to Executive’s employment and the other matters covered herein; moreover, the Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties hereto concerning the subject matter hereof, including the Employment Agreement dated January 1, 2005, and any amendments thereto. Notwithstanding the foregoing, the indemnity agreement between the Company and Executive as of the Effective Date shall continue in effect until otherwise amended or superseded. The Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment or termination hereto and that is executed on behalf of both Parties.
31. Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder, including but not limited to the rights and obligations set out in Sections 2, 5 through 7, 10 through 20, 24, 27, 28 and 34, shall survive any termination or expiration of the Agreement.
32. Waiver of Breach. No waiver by either Party hereto of a breach of any provision of the Agreement by any other Party, or of compliance with any condition or provision of the Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.
33. Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Company and its Affiliates, and its and their successors, and upon any person or entity acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the business and/or assets of the Company or its successor. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform the Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, no such assumption shall relieve the Company of its obligations hereunder.
The Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, and heirs. In the event of the death of Executive while any amount is payable hereunder including, without limitation, pursuant to Sections 2, 5, 6, and 7, all such amounts, unless otherwise specifically provided herein, shall be paid in accordance with the terms of the Agreement to the beneficiary designated by Executive in a writing delivered to the Company, or if none, to Executive’s surviving spouse if any, or if not, then to the personal representative of Executive’s estate.
34. Notices. Each notice or other communication required or permitted under the Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below that Party’s signature on the Agreement, or at such other address as the recipient has designated by Notice to the other Party. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 34.
Each notice or communication so transmitted, delivered, or sent (a) in person, by courier or messenger service, or by certified United States mail shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal), or (b) by telecopy or facsimile shall be deemed given, received, and effective on the date of actual receipt (with the confirmation of transmission being deemed conclusive evidence of receipt, except where the intended recipient has promptly notified the other Party that the transmission is illegible). Nevertheless, if the date of delivery or transmission is not a business day, or if the delivery or transmission is after 5:00 p.m. on a business day, the notice or other communication shall be deemed given, received, and effective on the next business day.

35. Executive Acknowledgment. Executive acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of the Agreement, (b) he has read the Agreement and understands its terms and conditions, (c) he has had ample opportunity to discuss the Agreement with his legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party. Executive represents that he is free to enter into the Agreement including, without limitation, that he is not subject to any covenant not to compete that would conflict with his duties under the Agreement.
36. Intention to Comply with Code Section 409A. The Agreement is intended to comply with Code Section 409A. Executive acknowledges that if any provision of the Agreement (or of any award of compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A and accompanying Treasury regulations and other authoritative guidance, such additional tax and interest shall solely be his responsibility.
Pursuant to Code Section 409A, any reimbursement of expenses made under the Agreement (including reimbursement of health and dental expenses under Sections 5 through 7, shall only be made for eligible expenses incurred during the Term of Employment, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under the Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under the Agreement is not subject to liquidation or exchange for another benefit.
For purposes of Code Section 409A, each payment under this Agreement shall be deemed to be a separate payment. Except as permitted under Code Section 409A, any deferred compensation (within the meaning of Code Section 409A) payable to Executive under the Agreement may not be reduced by, or offset against, any amount owing by Executive to the Company or any of its Affiliates.
37. Six Month Delay. Notwithstanding any provision in the Agreement to the contrary, if the payment of any benefit herein would be subject to additional taxes and interest under Code Section 409A because the timing of such payment is not delayed as provided in Code Section 409A for a “specified employee” (within the meaning of Code Section 409A), then if Executive is a “specified employee,” any such payment that Executive would otherwise be entitled to receive during the first six months following the Termination Date shall be accumulated and paid or provided, as applicable, within 10 days after the date that is six months following the Termination Date, or such earlier date upon which such amount can be paid or provided under Code Section 409A without being subject to such additional taxes and interest such as, for example, upon the death of Executive.
38. Counterparts. The Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both parties.
39. United States Foreign Corrupt Practices Act and Other Laws. Executive represents that he has at all times complied with, and agrees that he shall at all times comply with, in all material respects with all laws applicable to Executive’s actions on behalf of the Company, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 U.S.C. 78 (the “FCPA”), as the FCPA may hereafter be amended, and/or its successor statutes. If (i) Executive pleads guilty to or nolo contendere or admits civil or criminal liability under the FCPA, or (ii) if a court finds that Executive has personal civil or criminal liability under the FCPA, or (iii) if the Board reasonably determines, after providing Executive, or his representative, an opportunity to present information regarding the matter to the Board, that Executive took an action or failed to take an action resulting, or that could reasonably be expected to result, in the Company or any of its subsidiaries having civil or criminal liability under the FCPA, and that Executive had knowledge that such activities would give rise to such FCPA liability or knowledge of facts from which Executive should have reasonably inferred that activities giving rise to such FCPA liability had occurred or were likely to occur, such action or finding shall constitute “Cause” for termination under this Agreement if the Board determines by resolution that the actions or inactions by Executive in violation of the FCPA were not taken in good faith or were not in compliance with all policies of the Company applicable at the time of the action or inaction by Executive.
40. No Previous Restrictive Agreements. Executive represents that, except as disclosed in writing to the Company, he is not bound by the terms of any agreement with any previous employer or other party to (a) refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment by the Company or (b) refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that his performance of all the terms of the Agreement and his work duties for the Company does not, and will not, breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.
41. Code Section 280G Gross-Up. If any payment or benefit to which Executive (or any person on account of Executive) is entitled, whether under the Agreement or otherwise by reason of his service to the Company or any of its Affiliates (a “Payment”), constitutes a “parachute payment” within the meaning of Code Section 280G, and as a result thereof Executive is subject to a tax under Code Section 4999 (an “Excise Tax”), the Company shall pay to Executive, or to the applicable tax authorities to which tax or related withholding payments are required to be made, an additional amount (the “Make-Whole Amount”) which is intended to make Executive whole for such Excise Tax.

     (a) The Make-Whole Amount shall be equal to (i) the aggregate amount of the Excise Tax imposed on the Payments, plus (ii) the aggregate amount of all interest, penalties, fines and additions to any tax which are imposed in connection with the imposition of such Excise Tax, to the extent not attributable to delay in payment by Executive, or failure by Executive to timely apply the Make-Whole Amount to the payment of tax, plus (iii) all income, excise, employment and other applicable taxes imposed on Executive under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clauses (i) and (ii) and this clause (iii).
     (b) For purposes of determining the Make-Whole Amount, Executive shall be deemed to be taxed at the highest marginal rate under all applicable Federal, state local, and foreign income tax laws for the year in which the Make-Whole Amount is paid. The Make-Whole Amount payable with respect to an Excise Tax shall be paid by the Company in a cash lump sum payment within 30 days after the Payment with respect to which such Excise Tax relates is made.
     (c) All calculations under this Section 41 shall be made initially by the Company and the Company shall provide written notice thereof to Executive within 30 days after the Payment is made. Upon request of Executive, the Company shall provide Executive with sufficient tax and compensation data to enable Executive or Executive’s tax advisor to independently make the calculations described in subparagraph (a) above and the Company shall reimburse Executive for reasonable fees and expenses incurred for any such verification.
     (d) If Executive gives written notice to the Company of any objection to the results of the Company’s calculations within 60 days of Executive’s receipt of written notice thereof, the dispute shall be referred for determination to independent tax counsel selected by the Company and reasonably acceptable to Executive (“Tax Counsel”). The Company shall pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the Company shall pay Executive the Make-Whole Amount as determined by it in good faith by the Company. The Company shall pay Executive any additional amount determined by Tax Counsel to be due under this Section 41 (together with interest thereon at a rate equal to 120% of the Federal short-term rate determined under Code Section 1274(d)) promptly after such determination.
     (e) The determination by Tax Counsel shall be made within 60 days of the referral to it and shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a “Taxing Authority”) determines that Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.
     (f) If a Taxing Authority makes a claim against Executive which, if successful, would require the Company to make an additional payment under this Section 41, beyond the payments already made (the “Additional Make-Whole

Amount”), Executive agrees to contest the claim with counsel reasonably satisfactory to the Company, on request of the Company subject to the following conditions:
          (1) Executive shall notify the Company of any such claim within 10 days of becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from Executive or such shorter time as the Taxing Authority may specify for responding to such claim) request Executive to contest the claim. Executive shall not make any payment of any tax which is the subject of the claim before Executive has given the notice or during the applicable period thereafter unless Executive receives written instructions from the Company to make such payment together with an advance of the Additional Make-Whole Amount, such amount to be determined as if it were an Excise Tax, in which case Executive will act promptly in accordance with such instructions.
          (2) If the Company so requests, Executive will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; provided, however, that any request by the Company for Executive to pay the tax shall be accompanied by an advance from the Company to Executive of the Additional Make-Whole Amount, such amount to be determined as if it were an Excise Tax. If directed by the Company in writing Executive will take all action necessary to compromise or settle the claim, but in no event will Executive compromise or settle the claim or cease to contest the claim without the written consent of the Company; provided, however, that Executive may take any such action if Executive waives in writing Executive’s right to a payment under this Section 41 for any amounts payable in connection with such claim. Executive agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Company, Executive shall take appropriate appeals of any judgment or decision that would require the Company to make a payment under this Section 41. Provided that Executive is in compliance with the provisions of this Section, the Company shall be liable for and indemnify Executive against any loss in connection with, and all costs and expenses, including attorneys’ fees, which may be incurred as a result of, contesting the claim, and shall provide to Executive within 30 days after each written request therefore by Executive reimbursement for all such costs and expenses actually incurred by Executive as a result of contesting the claim.
     (g) If the Company declines to require Executive to contest the claim within the applicable time period, or should a Taxing Authority finally determine that an additional Excise Tax is owed, then the Company shall pay the Additional Make-Whole Amount to Executive in a manner consistent with this Section 41 with respect to any additional Excise Tax and any assessed interest, fines, or penalties and shall pay such Additional Make-Whole Amount within the 30-day period prior to its due date. If any Excise Tax as calculated by the Company or Tax Counsel, as the case may be, is finally determined by a Taxing Authority to exceed the amount required to be paid under applicable law, then Executive shall repay such excess to the Company within 30 days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by Executive on such excess which is not offset by the tax benefit attributable to the repayment.
42. Severance Benefits Following Non-renewal of Agreement. In the event that (i) the Term of Employment is not renewed by reason of the Company giving notice of non-renewal pursuant to Section 4, and (ii) the employment of Executive is terminated by either of Executive or the Company (other than by reason of death or Disability) within the first 10 days following the end of the Term of Employment, then Executive shall be entitled to the following severance benefits (the “Non-renewal Severance Benefits”), provided that he complies with the Waiver and Release requirements set out in Section 6(d). The Non-renewal Severance Benefits shall consist of: (a) a cash lump-sum payment equal to such amount determined and payable as under Section 6(a)(1), provided, however, that the Severance Multiplier shall be one, (b) the bonus determined and payable as under Section 6(a)(3), (c) continuation of the group health and dental benefits pursuant to Section 6(b)(1) for 12 months from the Termination Date, and (d) the COBRA Coverage pursuant to Section 6(b)(2).
IN WITNESS WHEREOF, Executive has hereunto set his hand and Company has caused the Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.
[Signature Page Follows]

EXECUTIVE:

Signature:	/s/ David C. Mannon
David C. Mannon

Date:	10/23/09

Address for Notices:

2708 Pemberton Dr.

Houston, Tx 77005

PARKER DRILLING COMPANY:

By:	/s/ Kirk Brassfield
Kirk Brassfield
Senior Vice President and Chief Financial Officer

Date:	10/23/09

Address for Notices:
Parker Drilling Company
Attn: Chairman, Compensation Committee of the Board of Directors
5 Greenway Plaza
Suite 100
Houston, TX 77046

APPENDIX A
DEFINITIONS
For purposes of the Agreement:
          (1) “AAA” means the American Arbitration Association.
          (2) “Additional Make-Whole Amount” is as defined in Section 41.
          (3) “Additional Payment” is as defined in Section 6 of the Agreement.
          (4) “Affiliate” means any entity which owns or controls, is owned or controlled by, or is under common control with, the Company.
          (5) “Agreement” has the meaning given it in the first paragraph of the Agreement.
          (6) “Arbitrator” is as defined in Section 28 of the Agreement.
          (7) “Base Salary” means such amount as specified in Section 2(a) and as thereafter adjusted.
          (8) “Board” means the Board of Directors of the Company.
          (9) “Business Combination” is as defined in the definition of Change in Control.
          (10) In addition to the matters set forth in Section 39, “Cause” means any of the following:
               (A) Executive’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contendere to such crime by Executive;
               (B) the commission by Executive of a material or intentional act of fraud upon the Company or any Affiliate;
               (C) the material misappropriation of funds or property of the Company or any Affiliate by Executive;
               (D) the knowing engagement by Executive without the written approval of the Board, in any material activity which directly competes with the business of the Company or any Affiliate, or which would directly result in a material injury to the business or reputation of the Company or any Affiliate; or
               (E) (i) material breach by Executive during the Employment Period of any of Sections 10 through 15, or Section 19, or (ii) the willful, material and repeated nonperformance of Executive’s duties to the Company or any Affiliate (other than by reason of Executive’s illness or incapacity), but Cause shall not exist under this clause (E)(i) or (E)(ii) until after written notice from the Reporting Authority has been given to Executive of such material breach or nonperformance (which notice specifically identifies the manner and sets forth specific facts, circumstances and examples in which the Reporting Authority reasonably believes that Executive has breached the Agreement or not substantially performed his duties) and Executive has failed to cure such alleged breach or nonperformance within a reasonable time period set by the Reporting Authority, but in no event less than 30 business days after his receipt of such notice; and, for purposes of this clause (E), no act or failure to act on Executive’s part shall be deemed “willful” unless it is done or omitted by Executive not in good faith and without his reasonable belief that such action or omission was in the best interest of the Company (assuming disclosure of the pertinent facts, any action or omission by Executive after consultation with, and in accordance with the advice of, legal counsel reasonably acceptable to the Company shall be deemed to have been taken in good faith and to not be willful under the Agreement).
Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a letter from the Reporting Authority stating that, in the good faith opinion of the Reporting Authority, Executive was guilty of actions or omissions constituting Cause and specifying the particulars thereof in detail.
          (11) “Change in Control.” For purposes of the Agreement, a “Change in Control” shall be deemed to have occurred as of any date if, after the Effective Date:
               (A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company or any subsidiary, (ii) any acquisition by the Company or any subsidiary or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, or (iii) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”), if, following such Merger, the conditions described in (C) (below) are satisfied;
               (B) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
               (C) There is a consummation by the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not, immediately following such Business Combination, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common equity and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or comparable governing persons, as the case may be, of the entity surviving or resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;
               (D) The sale or other disposition of all or substantially all of the assets of the Company, unless immediately following such sale or other disposition, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than 50% of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition, and (ii) at least a majority of the members of the board of directors of such corporation (or its parent corporation) were members of the Incumbent Board at the time of execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company;
               (E) The consummation of any plan or proposal for the complete liquidation or dissolution of the Company; or
               (F) Any other event that a majority of the Board, in its sole discretion, determines to constitute a Change in Control hereunder.
               (G) Notwithstanding any other provision of the Agreement, unless otherwise agreed to by the parties in an amendment to the Agreement, if more than one event occurs after the Effective Date that constitutes a Change in Control for purposes of the Agreement, the Term of the Agreement shall not be extended as provided in Section 7 beyond the date which is two years from the date of the first such event that constitutes a Change in Control.
          (12) “COBRA Coverage” is as defined in Section 6 of the Agreement.

          (13) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
          (14) “Code” means the Internal Revenue Code of 1986, as amended, or its successor. References herein to any Code Section shall include any successor provisions of the Code.
          (15) “Company” means Parker Drilling Company, a Delaware corporation.
          (16) “Competitor” is as defined in Section 14 of the Agreement.
          (17) “Confidential Information” is as defined in Section 10 of the Agreement.
          (18) “Continuation Coverage” is as defined in Section 7 of the Agreement.
          (19) “Designated Beneficiary” means such beneficiary as designated in a writing by Executive and delivered to the Company; or if none, Executive’s surviving spouse, if any. If there is no written beneficiary designation or surviving spouse at the time of Executive’s death, then the Designated Beneficiary hereunder shall be the legal representative of Executive’s estate for the benefit of such estate.
          (20) “Disability” means, upon expiration of any applicable waiting/elimination period, a disability of Executive that qualifies Executive for disability benefits under the Disability Insurance.
          (21) “Disability Insurance” is as defined in Section 5(a)(2) of the Agreement.
          (22) “Dispute” means any dispute or controversy arising under or in connection with the Agreement, whether in contract, in tort, statutory or otherwise.
          (23) “Effective Date” means October 23, 2009.
          (24) “Employee Developments” is as defined in Section 12(d) of the Agreement.
          (25) “Employment Period” is as defined in Section 4 of the Agreement.
          (26) “Exchange Act” means the Securities Exchange Act of 1934.
          (27) “Excise Tax” is as defined in Section 41.
          (28) “Executive” means David C. Mannon.
          (29) “FCPA” is as defined in Section 39 of the Agreement.

          (30) “Forfeiture Event” is as defined in Section 16 of the Agreement.
          (31) “Good Reason” means the occurrence of any of the following events without Executive’s express written consent:
               (A) a reduction in Executive’s Base Salary, as in effect from time to time, or annual target incentive bonus opportunity;
               (B) a relocation of Executive’s principal place of employment with the Company or its successor by more than 30 miles;
               (C) a substantial and adverse change in Executive’s primary duties (as set forth in Section 1 of Appendix B of the Agreement), control, authority, status or position, or the assignment to Executive of duties or responsibilities which are materially inconsistent with such status or position, or a material reduction in the primary duties and responsibilities previously exercised by Executive, except in connection with the termination of his employment for Cause;
               (D) the Company or its successor fails to continue in effect any pension plan, life insurance plan, health-and-accident plan, retirement plan, disability plan, stock option or other similar plan, deferred compensation plan or executive incentive compensation plan under which Executive was receiving material benefits (unless the Company substitutes and continues other plans providing Executive with substantially similar benefits), or the taking of any action by the Company or its successor that, in any such case or cases, would materially and adversely affect Executive’s participation in or materially reduce his benefits under any such plan, unless any such adverse change to any such plan applies on the same terms to Senior Officers; or
               (E) any failure of any successor to the Company to have expressly assumed the Company’s obligations under the Agreement as contemplated by Section 33 hereof, unless such assumption occurs by operation of law, or any other material breach by the Company or its successor of any other material provision of the Agreement.
Notwithstanding the definition of “Good Reason” for purposes of the Agreement, Executive may not terminate his employment hereunder for Good Reason unless he (i) first notifies the Board in writing of the event (or events) which Executive believes constitutes a Good Reason event and the specific paragraph of the Agreement under which such event has occurred, within 90 days from the date of such event, and (ii) provides the Company with at least 30 days to cure the Good Reason event so that it either (1) does not constitute a Good Reason event hereunder or (2) Executive reasonably agrees, in writing, that after any such modification or accommodation made by the Company that such event shall not constitute a Good Reason event hereunder.
It is contemplated that during the Employment Period some of Executive’s titles may be changed and Executive agrees that so long as he is maintained as President and Chief

Executive Officer of the Company, Executive will not by reason of any such change in his titles constitute “Good Reason” under this Agreement.
     (32) “Incumbent Board” is as defined in the definition of Change in Control.
     (33) “Initial Term of Employment” is as defined in Section 4.
     (34) “Make-Whole Amount” is as defined in Section 41.
     (35) “Medicare” is as defined in Section 6 of the Agreement.
     (36) “Non-renewal Severance Benefits” are as defined in Section 42.
     (37) “Notice of Termination” is as defined in Section 8 of the Agreement.
     (38) “Outstanding Company Common Stock” means the then outstanding shares of common stock of the Company.
     (39) “Outstanding Company Voting Securities” means the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors.
     (40) “Party” or “Parties” means the Company and/or Executive.
     (41) “Payment” is as defined in Section 41.
     (42) “Person” is as defined in the definition of Change in Control.
     (43) “Reporting Authority” means the Board.
     (44) “Securities Plans” is as defined in Section 7 of the Agreement.
     (45) “Senior Officers” means the employees of the Company, at the relevant time, holding one or more of the following positions or equivalent thereof of the Company: Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, General Counsel, Vice President-Engineering and Vice President-Operations.
     (46) “Severance Multiplier” is as defined in Section 6 of the Agreement.
     (47) “Specialized Training” is as defined in Section 10 of the Agreement.
     (48) “Subsidiary” means any corporation, partnership, trust or other entity controlled by the Company.
     (49) “Tax Counsel” is as defined in Section 41.

     (50) “Taxing Authority” is as defined in Section 41.
     (51) “Term of Employment” is as defined in Section 4 of the Agreement.
     (52) “Termination Date” means the date on which Executive’s employment with the Company terminates, whether during the Term of Employment or at any time thereafter, for whatever reason and such termination constitutes a severance from employment within the meaning of Code Section 409A.
     (53) “Total Cash” is as defined in Section 6 of the Agreement.
     (54) “Waiver and Release” is as defined in Section 6 of the Agreement.

APPENDIX B
(1)	Primary Duties and Responsibilities of Executive
•	Responsible for running the company. Manages the business, exercising effective stewardship of physical, financial and human resources.

•	Responsible for organization of Company and appointment and development of senior management (subject to overall direction of the Board).

•	Ensures that action is taken as is reasonably necessary to secure the effective implementation of the strategic plans and objectives set and agreed upon by the Board.

•	Responsible for effective succession planning in consultation with the Executive Chairman and Board.

•	Builds and maintains relationships to ensure effective communications with shareholders, host governments and major clients, and that the Board and Executive Chairman are aware of the views of these groups.

•	Responsible for keeping the Executive Chairman informed in all matters that may be of importance to the Company including current performance and progress.

•	Develops annual update to the company’s 5-year running plan consistent with agreed upon strategy to present to Board.

•	Ensures financial results, business strategies and milestones are communicated to investment community.

•	Develops a process and structure to ensure capital investment proposals are reviewed thoroughly and risks are identified and managed.

•	Provides framework of internal controls to ensure effective SOX compliance, Company policy compliance, and proper regulation and risk management compliance. Oversees FCPA, Export-Import, OFAC compliance in association with General Counsel and Chief Compliance Officer.

•	Responsible for the accurate, timely and clear flow of information to Board.

•	Establishes a close relationship of trust with the Executive Chairman; reports key developments to the Executive Chairman in timely manner and seeks advice and support as appropriate.

•	Direct reports include CFO, VP Ops, VP Engineering, HR, GC, CCO, IT/Purchasing, QM/HSE, Aviation.
(2)	Additional Service Capacities
•	Executive Board of SMU School of Engineering

•	API Upstream Committee

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APPENDIX C
FORM WAIVER AND RELEASE
     Pursuant to the terms of the Employment Agreement made as of                     , ___, between Parking Drilling (the “Company”) and me, and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, DAVID C. MANNON, do freely and voluntarily enter into this WAIVER AND RELEASE (the “Release”), which shall become effective and binding on the eighth day following my signing the Release as provided herein (the “Effective Date”). It is my intent to be legally bound, according to the terms set forth below.
In exchange for the payments and other benefits to be provided to me by the Company pursuant to Section ___ of the Employment Agreement (the “Separation Payment” and “Separation Benefits”), I hereby agree and state as follows:
1.	I, individually and on behalf of my heirs, personal representatives, successors, and assigns, release, waive, and discharge Company, its predecessors, successors, parents, subsidiaries, merged entities, operating units, affiliates, divisions, insurers, administrators, trustees, and the agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing (hereinafter “Released Parties”), from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from my employment and termination from employment with Company, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 2000e, et seq.), which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866 (42 U.S.C. §§1981, 1983 and 1985), which prohibits violations of civil rights; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act (29 U.S.C. §621, et seq.), which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. § 1001, et seq. ), which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended (42 U.S.C. § 12101, et seq.), which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601, et seq.), which provides medical and family leave; the Fair Labor Standards Act (29 U.S.C. § 201, et seq.), including the wage and hour laws relating to payment of wages; and all other federal, state and local laws and regulations prohibiting employment discrimination. This Release also includes, but is not limited to, a release of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that Company has dealt with me unfairly or in bad faith, and all other common law contract and tort claims.

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Notwithstanding the foregoing, I am not waiving any rights or claims that may arise after this Release is signed by me. Moreover, this Release does not apply to any claims or rights which, by operation of law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; however, by signing this Release I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Nothing in this Release shall affect in any way my rights of indemnification and directors and officers liability insurance coverage provided to me pursuant to the Company’s by-laws, my employment agreement, and/or pursuant to any other agreements or policies in effect prior to the effective date of my termination, which shall continue in full force and effect, in accordance with their terms, following the effective date of this Waiver and Release.

2.	I forever waive and relinquish any right or claim to reinstatement to active employment with Company, its affiliates, subsidiaries, divisions, parent, and successors. I further acknowledge that Company has no obligation to rehire or return me to active duty at any time in the future.

3.	I acknowledge that all agreements applicable to my employment respecting non-competition, non-solicitation, non-recruitment, derogatory statements, and the confidential or proprietary information of the Company shall continue in full force and effect as described in the Employment Agreement.

4.	I hereby acknowledge and affirm as follows:
a.	I have been advised to consult with an attorney prior to signing this Release.

b.	I have been extended a period of 21 days in which to consider this Release.

c.	I understand that for a period of seven days following my execution of this Release, I may revoke the Release by notifying Company, in writing, of my desire to do so. I understand that after the seven-day period has elapsed and I have not revoked the Release, it shall then become effective and enforceable. I understand that the Separation Payment will not be made under the Employment Agreement and I will not be entitled to the Severance Benefits made under the Employment Agreement until after the seven-day period has elapsed and I have not revoked the Release.

d.	I acknowledge that I have received payment for all wages due at time of my employment termination, including any reimbursement for any and all business related expenses. I further acknowledge that the Separation Payment and the Separation Benefits are consideration to which I am not otherwise entitled under any Company plan, program, or prior agreement.

e.	I certify that I have returned all property of the Company, including but not

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limited to, keys, credit and fuel cards, files, lists, and documents of all kinds regardless of the medium in which they are maintained.

f.	I have carefully read the contents of this Release and I understand its contents. I am executing this Release voluntarily, knowingly, and without any duress or coercion.
5.	I acknowledge that this Release shall not be construed as an admission by any of the Released Parties of any liability whatsoever, or as an admission by any of the Released Parties of any violation of my rights or of any other person, or any violation of any order, law, statute, duty or contract.
6.	I agree that the terms and conditions of this Release are confidential and that I will not, directly or indirectly, disclose the existence of or terms of this Release to anyone other than my attorney or tax advisor, except to the extent such disclosure may be required for accounting or tax reporting purposes or otherwise be required by law or direction of a court. Nothing in this provision shall be construed to prohibit me from disclosing this Release to the Equal Employment Opportunity Commission in connection with any complaint or charge submitted to that agency.
7.	In the event that any provision of this Release should be held void, voidable, or unenforceable, the remaining portions shall remain in full force and effect.
8.	I hereby declare that this Release constitutes the entire and final settlement between me and the Company, superseding any and all prior agreements, and that the Company has not made any promise or offered any other agreement, except those expressed in this Release, to induce or persuade me to enter into this Release.
IN WITNESS WHEREOF, I have signed this Release on the ___ day of                     , 20___.

DAVID C. MANNON

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